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                                                                    EXHIBIT 10.5

                      FIRST AMENDMENT TO A LEASE AGREEMENT
                   BETWEEN DOMINOS' FARMS OFFICE PARK, L.L.C.
                   (LANDLORD) AND DOMINO'S PIZZA, LLC (TENANT)

         THIS FIRST AMENDMENT to a Lease Agreement is made August 8th, 2002 and is effective as of the 21st day of December, 2003, by and between DOMINO'S FARMS OFFICE PARK, L.L.C., a Michigan Limited Liability Company, f/k/a Domino's Farms Office Park Limited Partnership (Landlord) and DOMINO'S PIZZA, LLC (Tenant).

         WHEREAS, Landlord entered into a Lease Agreement for a portion of the office building known as Domino's Farms Prairie House located at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105 with Domino's Pizza, Inc., whose successor in interest is Domino's Pizza, LLC (Tenant) for a term of five (5) years commencing as of December 21, 1998; and

         WHEREAS, Landlord and Tenant desire to extend the term of the Lease, include additional space as part of the Premises, and incorporate additional provisions;

         NOW, THEREFORE, Landlord and Tenant agree to amend the Lease by replacing the Standard Lease Summary, Rider A, and Rider C with the attached Standard Lease Summary, Rider A, Rider C, and Rider D.

         IN WITNESS WHEREOF, the parties have hereunto executed this First Amendment to Lease Agreement as of the day and year first above written.

                                          LANDLORD:

                                          DOMINO'S FARMS OFFICE
                                          PARK, L.L.C.
                                          (a Michigan limited liability company)
/s/ Edwin L. Pear
---------------------------
                                          By: /s/ Paul R. Roney
                                              ------------------------------
/s/ Johnie A. Campbell                             Paul R. Roney
---------------------------
                                          Its: Manager


                                          TENANT:

                                          DOMINO'S PIZZA, LLC
                                          (a Michigan limited liability company)

/s/ Cerene A. Boudrie                     By: /s/ Harry Silverman
---------------------------                   -----------------------------
                                              Name: Harry Silverman
/s/ Joel F. Graziani                          Its:  Executive VP of Finance
---------------------------                         Chief Financial Officer

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                      FIRST AMENDED STANDARD LEASE SUMMARY

THIS FIRST AMENDED STANDARD LEASE SUMMARY is made August 8th, 2002, and contains amendments to certain basic terms of the Lease dated December 21, 1998, between Domino's Farms Office Park Limited Partnership and Domino's Pizza, Inc. The amendments to the Lease shall be effective as of the 21st day of December, 2003, between the following parties:

LANDLORD:                                   TENANT:
Domino's Farms Office Park, LL.C.           Domino's Pizza, LLC
24 Frank Lloyd Wright Drive                 30 Frank Lloyd Wright Drive
Ann Arbor, Michigan 48105                   P.O. Box 997
(f/k/a as Domino's Farms Office Park        Ann Arbor, Michigan 48106-0997
Limited Partnership                         (successor in interest to Domino's
                                            Pizza, Inc.)

The following is intended to summarize certain basic terms of this Lease, and is not intended to be exhaustive. In the event anything set forth in this Lease Summary ("Lease Summary") conflicts with the other specific provisions of this Lease contained in the Standard Lease Terms, the latter shall be deemed to control. All terms of the Lease no amended by this First Standard Lease Summary or Riders A, C, and D executed in connection with the First Amended Lease Agreement shall remain in effect.

     A.  BUILDING:

     The office building commonly known as Domino's Farms Prairie House located at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

     B.  PREMISES:

     Office Space, Lab Space           188,767 rentable square feet [Tenant
     and Conference Center             shall have the option to terminate the
     Square Footage:                   Lease with regard to approximately 4,500
                                       rentable square feet or up to 15,000
                                       rentable square feet from the south end
                                       of the third floor of the Premises,
                                       subject to adequate ingress and egress
                                       requirements, and upon such termination
                                       the rent shall be reduced accordingly.
                                       Tenant must notify Landlord by December
                                       31, 2002 if it elects to terminate the
                                       Lease with regard to this space].

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     Warehouse Square                  Approximately 5,000
     Footage:

     Location:                         All of the highlighted space as shown on
                                       the attached Rider A.

     C.  TERM

     Commencement Date:                December 21, 2003

     Expiration Date:                  Midnight December 20, 2013

     Option to Renew:                  See Rider C

     D.  RENT                          See Rider C

     E.  PERMITTED USES:               Office, together with uses ancillary and
                                       accessory thereto
     F.  SECURITY DEPOSIT:             None
     G.  LANDLORD'S AGENT:             Domino's Farms Corporation
     H.  MAILING ADDRESS:              P.O. Box 445
                                       Ann Arbor, Michigan 48105-0445

     RIDERS ATTACHED:

     Rider A - Floor Plan
     Rider B - Rules and Regulations
     Rider C - Additional Provisions
     Rider D - Cleaning Specifications

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                                     RIDER C

This Rider C is part of the First Amendment to Lease Agreement dated August 8th, 2002, and replaced the Rider C attached to the Lease Agreement dated December 21, 1998.

                                   PARKING LOT

         Landlord agrees to provide for a separate parking lot for Tenant of at least 450 parking spaces in accordance with the drawing attached. Tenant will be required to use such lot for its employees, invitees, and guests. Landlord will not grant permission to use such lot to any other person or entity. The Landlord, at Landlord's expense, will be responsible for maintaining the parking lot (including replacing, resurfacing repainting, and repairing, as needed, and keeping it free from ice, snow, debris, and the like) and will provide entry and exit gates along with a security guard booth which will be staffed by the Landlord during normal business hours. Tenant may implement a parking sticker or permit procedure to identify vehicles that may be parked on the lot, at Tenant's expense. Any of the proposed changes for the parking lot as set forth in the attached drawing will be subject to approval by the appropriate local authorities. The number of handicap parking spaces will be maintained as required by the township parking code. Tenant may designate certain spaces in the lot as "reserved" spaces provided that the designation complies with township parking codes. Any parking signage desired by Tenant, including reserved parking designations, will be subject to approval by Landlord, and will be at Tenant's expense.

                                      TERM

         The term of this Lease shall be ten (10) years commencing December 21, 2003 and shall end at midnight December 20, 2013 (expiration date).

                                      RENT

         The rent for the Premises shall be as follows:

               Annual Office, Lab and          Annual           Base Annual
Year           Conference Center Rent    Storage Space Rent       Rental
----           ----------------------    -------------------   ------------
Year 1**       $    25.95 per sq. ft.    $ 12.00 per sq. ft.

Year 2 and 3   The base annual rental shall increase each year to reflect the cost of living increase in accordance with any increase in the Consumers Price Index of the Bureau of Labor Statistics all items indexed for Detroit, Michigan or by one and one-half percent, whichever is less, provided however, in no event shall the base rent as adjusted be reduced from the previous year.

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Year 4 and 5   The base annual rental shall increase each year to reflect the cost of living increase in accordance with any increase in the Consumers Price Index of the Bureau of Labor Statistics all items indexed for Detroit, Michigan or by two and one-half percent, whichever is less, provided however, in no event shall the base rent as adjusted be reduced from the previous year.

Year 6, 7      The base annual rental shall increase each year to reflect the
8, 9, and 10   cost of living  increase in accordance with any increase in the
               Consumers Price Index of the Bureau of Labor Statistics all items indexed for Detroit, Michigan or by three percent, whichever is less, provided however, in no event shall the base rent as adjusted be reduced from the previous year.

**Tenant will not be required to pay rent for the first year of the Lease.

                               TENANT IMPROVEMENTS

         Tenant desires to make substantial changes and Tenant improvements to the Premises at Tenant's cost. All changes and Tenant improvements to the Premises will be made in accordance with plans and specifications which will be provided to and approved by Landlord, subject to the Interior Specifications for Tenant Improvement Guidelines. Landlord will not unreasonably withhold consent for Tenant to make architectural changes to the lobby/entrance area so long as consistent and compatible with materials and colors of existing building. Tenant agrees to indemnify and hold Landlord harmless from any claims arising from the remodeling and making of improvements. Tenant agrees to be responsible for obtaining any applicable permits and to insure that all work is paid for in full and that Landlord's interest in the property will be kept free from any liens.

         Tenant accepts the Premises in "as is" condition and configuration. To the extent the Premises consists of space presently not leased by Tenant, Landlord agrees to deliver the space in a broom clean condition. Tenant shall obtain, at its own expense, an insurance policy to insure the leasehold improvements made to the Premises and any other fixtures or equipment of Tenant which will remain the property of Landlord under Section 19 of this Lease. The policy shall name Landlord as an additional insured for full replacement costs against loss by fire, with standard extended risk coverage, vandalism, malicious mischief, sprinkler leakage and all other risk perils.

                                 OPTION TO RENEW

         Upon expiration of the term, provided that Tenant is not then in default beyond the expiration of any applicable grace and cure period after notice, Tenant may extend the term of this Lease for an additional term of five
(5) years (the First Extended Term) and Tenant may extend the term of this Lease for an additional term consisting of five (5) years (the Second Extended Term), upon the expiration of the First Extended Term, provided that Tenant has

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exercised its option for the First Extended Term and is not then in default beyond the expiration of any applicable grace and cure period after notice. The base annual rent for the First Extended Term shall be the fair market rent for the Premises (the "FMR") on the date which is nine years, thirty days after the Commencement Date (the "Rent Appraisal Date"), and (ii) in addition to the payment of Base Annual rent, Tenant shall during the First Extended Term pay to Landlord for the use of the fitness center a reasonable price or fee which the Landlord may then be charging to Tenant and the other tenants in the Building on a prorata basis (based upon the rentable square feet of the Premises in relation to the rentable square feet of all of Domino's Farms), which amount shall be payable in equal monthly installments on each Rent Day; provided, however that Tenant shall not be obligated to pay such price or fee at such times as Tenant provides Landlord with written notice that it elects not to use such fitness center during the First or Second Extended Term.

         The Tenant shall exercise the option for the First Extended Term by notifying the Landlord in writing at least 360 days before the initial Term expires. Upon such exercise this Lease shall be deemed to be extended without the execution of any further lease or other instrument, except for any instrument that may be prepared by Landlord to confirm the agreement of the parties, which Tenant agrees to execute and deliver to Landlord promptly on request. Time shall be of the essence with respect to the exercise of such option by Tenant.

         The FMR shall be determined by the mutual written agreement of Landlord and Tenant. In the event that Landlord and Tenant shall not have reached mutual agreement as to the FMR on or before the sixtieth (60th) day following the Rent Appraisal Date, but Landlord's determination of the FMR is less than five percent (5%) greater than Tenant's determination of the FMR (which respective determinations shall be based on blind written bids submitted at the end of the sixty (60) day period by each of Landlord and Tenant to the other), the FMR will be the average of Landlord's and Tenant's respective determinations. In the event that Landlord and Tenant shall not have reached mutual agreement as to the FMR on or before the sixtieth (60th) day following the Rent Appraisal Date and Landlord's determination of the FMR is more than five percent (5%) greater than Tenant's determination of the FMR, then Landlord and Tenant each shall, no later than the seventy-fifth (75th) day following the Rent Appraisal Date, select a Real Estate Appraiser, as hereinafter defined. If either party shall fail to so appoint a Real Estate Appraiser, the one Real Estate Appraiser so appointed shall proceed to determine the FMR. In the event that the Real Estate Appraisers selected by Landlord and Tenant agrees as to the FMR, said determination shall be binding on Landlord and Tenant. In the event that the Real Estate Appraisers selected by Landlord and Tenant cannot agree as to the FMR, on or before the one hundred fifth (105th) day following the Rent Appraisal Date, then said Real Estate Appraisers shall each designate his or her calculation of FMR and shall jointly select a third Real Estate Appraiser, provided that if they cannot agree on the third Real Estate Appraiser on or before the one hundred twentieth (120th) day following the Rent Appraisal Date, then said third Real Estate Appraiser shall be selected by the President of the American Arbitration Association of Southfield, Michigan (or any successor thereto). The third Real Estate appraiser shall designate his or her calculation of FMR no later than the one hundred fiftieth (150th) day following the Rent Appraiser Date and the average of the three FMR's designated by the three Real Estate Appraisers shall be the FMR as determined hereunder, except that for the purpose of such averaging each and every designated FMR which varies by more than ten percent (10%) from the amount which is the average of the other two (2) designated FMR's shall be ignored (it

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being understood that if two (2) designated FMR's so vary, the remaining designated FMR shall be the FMR as determined hereunder). The term "Real Estate Appraiser" shall mean a fit and impartial person having not less than five (5) years experience as an appraiser of leasehold estates relating to first class office space in Ann Arbor, Michigan. The appraisal shall be conducted in accordance with the provisions of this Section and, to the extent not inconsistent herewith, in accordance with the prevailing rules of the American Arbitration Association in Michigan or any successor thereto. The final determination of the Real Estate Appraiser(s) shall be in writing and shall be binding and conclusive upon the parties, each of which shall receive counterpart copies thereof. In rendering such decision the Real Estate Appraiser(s) shall not add to, subtract from or otherwise modify the provisions of this Lease. The fees and expenses of the Real Estate Appraisers shall be shared equally by Landlord and Tenant. In rendering the determination of FMR the real estate appraiser(s) shall assume or take into consideration as appropriate all of the following: (1) Landlord and Tenant are typically motivated; (2) the Landlord and prospective Tenant are well informed and well advised and each is acting in what it considers its own best interest; (3) a reasonable time under then-existing market conditions is allowed for exposure of the Premises on the open market;
(4) the rent is unaffected by any obligation of Landlord to pay brokerage commissions or tenant-improvement allowances, or by concessions, special financing amounts and/or terms, or unusual services, fees, costs or credits in connection with the leasing transaction; (5) the Premises are fit for immediate occupancy and use "as is" and require no additional work by Landlord and that no work has been carried out therein by the Tenant, its subtenant, or their predecessors in interest during the Term which has diminished the rental value of the Premises; (6) in the event the Premises have been destroyed or damaged by fire or other casualty, they have been fully restored; (7) that the Premises are to be let with vacant possession and subject to the provisions of this Lease; and (8) market rents then being charged for comparable space in other similar office buildings in the same area, provided that arm's-length leases of space in the Building during the preceding year shall be the best evidence of FMR. In rendering such decision and award, the arbitrators shall not modify the provisions of this Lease. The decision and award of the real estate appraisers shall be in writing and shall be final and conclusive on all parties and counterpart copies thereof shall be delivered to each of said parties. Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction.

                                   COMMISSARY

         Tenant agrees that the Commissary it presently operates on the Premises will be moved off the Premises no later April 30, 2003, and at Tenant's option, the Lease shall terminate as to so much of the Premises as Tenant no longer needs as a result of moving the Commissary and the annual rent will be reduced accordingly.

                              WAREHOUSE RELOCATION

         Landlord agrees to lease to Tenant, as part of the Premises, approximately 5,000 square feet of warehouse space within the existing warehouse.

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                                 MASSCORP SPACE

         If Tenant requests non-contiguous space for MassCorp within the building, Tenant agrees the rental rate for such additional space shall be the same as the rate for office space.

                                  BUSINESS USE

         Landlord agrees to maintain the Domino's Farms Prairie House as a building primarily for business, research, and office use and will use reasonable efforts to minimize the use of the Building and surrounding grounds for non-business activities that may detract from a Class A office setting. In any event, Landlord will not intentionally expand the non business use of the Building and surrounding grounds from the presently permitted non business uses, and will not replace or institute a substitute Holiday Light Display, without the consent of Tenant, which will not be unreasonably withheld. Landlord also agrees that any future expansion of building will be for business, research and office use. Tenant shall be permitted to use the existing flag poles for Domino's Pizza related flags.

                             CLEANING SPECIFICATIONS

The cleaning specifications for the premises are attached as Exhibit D.

                                    PHASE VI

         In the event Landlord proceeds with the completion of Phase VI of the building, Landlord agrees that it will use its best efforts to move the current fitness center to Phase VI and expand the existing cafeteria area.

         Landlord agrees, subject to availability, that the cafeteria area may be used for occasional meeting use by the Tenant.

2.01 Amenities: Tenant's employees shall be entitled to use the fitness center on no less favorable terms than those of any other tenant. Landlord does not guarantee the continued operation of a fitness center and does not guarantee that there will never be a charge for use of the fitness center.

2.02 Common Area: Although the term "Common Area" shall continue to include lobbies and restrooms for the purpose of this Lease, Landlord agrees that the lobbies and restrooms that are located within the Premises shall not be made available for use by other tenants.

16.02 Condemnation Award: Landlord agrees that in the event of a condemnation, or conveyance in lieu thereof, of all or part of the Premises, Tenant shall be entitled to

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         receive a pro rata portion of the award based on the value of the
         Tenant Improvements which are taken as a result of the condemnation.

17.01 Assignment or Subletting: Landlord acknowledges that any restructuring of Tenant, and or the sale of equity in Tenant, or related or successor entity, shall not constitute an assignment requiring consent of Landlord.

24.01 Subordination: Landlord agrees that Tenant may pledge its interest in the Lease to Tenant's lenders and that the Landlord will execute such consents and other documents as may be required by Tenant's lenders to perfect the pledge. Tenant will not be required to subordinate its interest in the Lease if prohibited from doing so by Tenant's lenders. Tenant will, promptly on request of Landlord, sign an appropriate estoppel certificate, acknowledging the material terms of this Lease and whether or not a default exists.

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